  Exhibit 10.11.3

THIRD AMENDMENT OF LEASES

THIS THIRD AMENDMENT OF LEASES (the “Third Amendment”) is made this 4th day of January, 2007, by and between RB KENDALL FEE, LLC (“Landlord”) and GENZYME CORPORATION, having a mailing address at 500 Kendall Street, Cambridge, Massachusetts 02139 (“Tenant”).

R E C I T A L S:

Reference is made to the following:

A.            One Kendall Realty Trust, predecessor-in-interest to Landlord, and Tenant entered into those certain leases (collectively, the “Leases”) described in the Amendment of Leases, dated December 17, 2004, between Landlord’s predecessor-in-interest and Tenant (the “First Amendment”) and the Second Amendment of Leases, dated July 25, 2005 (the “Second Amendment”), by and between Landlord’s predecessor in title and Tenant  (collectively, the “Amendments”).  One of the Leases (the “Building 600 Lease”) relates to premises located in Building 600/650/700  (“Building 600”), One Kendall Square, Cambridge, Massachusetts (the “Complex”) and the other Lease relates to premises located in Building 1400 (the “Building 1400 Lease”) in the Complex.  Capitalized terms used but not defined herein shall have the same meaning as in the Lease or Amendments.

B.            Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.

C.            The term of the Leases with respect to Premises A and Premises B (all as defined in the Second Amendment), as extended in accordance with the terms of the First Amendment by notices from Tenant to Landlord dated May 31, 2006 and September 22, 2006, is set to expire on June 24, 2007.

D.            Landlord and Tenant want to extend the term of the Leases with respect to certain portions of the demised premises, confirm the annual Base Rent payable during such extended term and further revise the Leases as set forth in this Third Amendment.

E.             Landlord and Tenant now desire to amend the Leases as set forth herein.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Leases as follows:

1.             Premises B.  The term of the Building 1400 Lease with respect to Premises B, which contains 37,435 square feet, is hereby extended for an additional term commencing June 25, 2007 and expiring on February 28, 2008 (the “Premises B Extended Term”).  From the date hereof until the expiration of the Premises B Extended Term, the annual Base Rent in respect of Premises B shall be $935,875.00, payable in monthly amounts of $77,989.58 in accordance with the terms of the Building 1400 Lease.

2.             Revised Definition of Premises A.  The parties agrees that, for all purposes under this Third Amendment, the demised premises comprising Premises A (as defined in the Amendments) shall be redefined as follows:

                “Premises A 2007” shall consist of a portion of the premises currently demised under the Building 600 Lease and the Building 1400 Lease, as amended by the Amendments, containing, in the aggregate, 84,280 rentable square feet, as shown on Exhibit A, Sheets 1, 2 and 3, attached hereto, as follows:

a)                                         A portion of the lower level of Building 600 containing 4,914 square feet of space;

b)                                        A portion of the fourth (4th) and fifth (5th) floors (including a portion of the fourth (4th) floor mezzanine) of Building 600 containing 62,810 square feet of space; and

c)                                         A portion of the fifth (5th) floor of Building 1400 containing 16,556 square feet of space.

“Premises A 2008” shall consist of a portion of the premises currently demised under the Building 600 Lease, as amended by the Amendments, containing, in the aggregate, 36,036 rentable square feet in Building 600, as shown on Exhibit B, Sheets 1, 2 and 3 attached hereto as follows:

a)                                         A portion of the fourth (4th) floor containing 25,324 square feet of space;

b)                                        A portion of the fourth (4th) floor containing 4,441 square feet of space;

c)                                         A portion of the fourth (4th) floor mezzanine containing 1,841 square feet of space;

d)                                        A portion of the fifth (5th) floor containing 4,329 square feet of space;

e)                                         A portion of the fifth (5th) floor containing 101 square feet of space; and

f)                                           The Security & IT Closets as shown on Sheet 3 of Exhibit B.

3.             Premises A 2007.  The term of the Leases with respect to Premises A 2007 is hereby extended for an additional term commencing June 25, 2007 and expiring on September 30, 2007.    During the period commencing on the date hereof and expiring on March 24, 2007, the annual Base Rent in respect of Premises A 2007 shall be $2,528,400.00, payable in monthly amounts of $210,700.00.  During the period commencing March 25, 2007 and expiring September 30, 2007, the annual Base Rent in respect of Premises 2007 A shall be $2,633,750.00, payable in monthly amounts of $219,479.16.

4.             Premises A 2008.  The term of the Building 600 Lease with respect to Premises A 2008 is hereby extended for an additional term commencing June 25, 2007 and expiring on February 28, 2008.  During the period commencing on the date hereof and expiring on March 24, 2007, the annual Base Rent in respect of Premises A 2008 shall be $1,081,080.00, payable in monthly amounts of $90,090.00.  During the period commencing March 25, 2007 and expiring February 28, 2008, the annual Base Rent in respect of Premises A 2008 shall be $1,126,125.00, payable in monthly amounts of $93,843.75.

5.             No Further Extension Rights or Rights of First Refusal.  Tenant acknowledges and agrees that it shall have no further right to extend the term of the Leases beyond the dates set forth in this Third Amendment and no rights of first refusal on any space within the Complex.  Without limiting the foregoing, Sections 2.2, 3.2 and 3.3 of the First Amendment shall be void and without further force or effect.

6.             Tenant’s Proportionate Shares.  Throughout the term of the Leases, as extended herein, Tenant shall continue to pay Lessee’s Proportionate CAO Lot Share, Lessee’s Proportionate Building Share and Tenant’s pro rata share of real estate taxes, with the calculation of said payment being adjusted to reflect any decrease in rentable square footage leased by Tenant as Tenant surrenders space in accordance with the provisions of this Third Amendment.  After the Tenant surrenders Premises A 2007 to Landlord in accordance with the terms of the Building 600 Lease, Building 1400 Lease, Amendments and this Third Amendment, the Lessee’s Proportionate CAO Lot Share under the Building 600 Lease shall be 5.54%, Lessee’s Proportionate Building Share under the Building 600 Lease shall be 16.03%, Lessee’s Proportionate CAO Lot Share under the Building 1400 Lease shall be 5.75%, Lessee’s Proportionate Building Share under the Building 1400 Lease shall be 28.13% and Tenant’s pro rata share of real estate taxes under each of the Leases shall be the same percentages as set forth above.

7.             Utilities.  Tenant’s obligation to pay for utilities, as set forth in the Leases, shall continue throughout the term with any pro rata payments being adjusted to reflect any decrease in rentable square footage leased by Tenant as Tenant surrenders space in accordance with the provisions of this Third Amendment.  The parties acknowledge that Landlord is unaware of the specifics of how electrical service is distributed by the utility company to the various premises leased by Tenant.  Tenant agrees, however, that if the entirety of Premises A 2007 is not separately metered from Premises B and Premises A 2008, then after expiration of the term for Premises A 2007, and no later than October 31, 2007, Tenant shall, at Tenant’s sole cost and expense, furnish and install any necessary metering equipment to measure the consumption of electric current in Premises A 2007 separately from Premises B and Premises A 2008.  If Landlord elects to take back the Surrendered Space (as defined below), then Tenant shall, at Tenant’s sole cost and expense and within thirty (30) days after the Surrender Date (as defined below) (or such longer period as is reasonably necessary to complete the hereinafter described work, provided that Tenant has commenced and is diligently pursuing the completion of such work and; further provided, that such period shall not extend beyond ninety (90) days after the Surrender Date) furnish and install any necessary metering equipment to measure the consumption of electric current in the Surrendered Space separately from the remaining portion of Premises A 2007 occupied by Tenant and separately from Premises B and Premises A 2008.

8.             No Interior Cleaning Service.  Landlord and Tenant acknowledge and agree that Landlord does not provide, and is not obligated to provide, any interior cleaning services for the Premises B, Premises A 2007 or Premises A 2008.  Landlord shall not charge Tenant for any interior cleaning services and such charges shall not be included in Lessee’s Proportionate CAO Lot Share or Lessee’s Proportionate Building.

9.             Take Back Option.  Commencing January 1, 2007, Landlord has the option, exercisable on thirty (30) days prior written notice to Tenant, to take back the portion of Premises A 2007 consisting of 16,556 rentable square feet on the fifth (5th) floor of Building 1400 as shown on Exhibit A, Sheet 3 (the “Surrendered Space”).  Landlord’s notice shall set forth the date by which Tenant must yield up the Surrendered Space to Landlord in the condition required under the Leases, Amendments and this Third Amendment (the “Surrender Date”).  In no event shall the Surrender Date be earlier than thirty (30) days after the date of Landlord’s notice.  If Tenant needs additional time to decommission the Surrendered Space, as required under this Third Amendment,  Tenant may extend the Surrender Date on a day-to day basis in order to complete its decommissioning work provided Tenant has commenced such work prior to the original Surrender Date and is working diligently to complete such work.  As of the Surrender Date, Lessee’s Proportionate CAO Lot Share under the Building 600 Lease shall be 15.95%, Lessee’s Proportionate Building Share under the Building 600 Lease shall be 46.16%, Lessee’s Proportionate CAO Lot Share under the Building 1400 Lease shall be 5.75%, Lessee’s Proportionate Building Share under the Building 1400 Lease shall be 28.13% and Tenant’s pro rata share of real estate taxes under each of the Leases shall be the same percentages as set forth above.  As of the Surrender Date, the Leases shall automatically terminate with respect only to the Surrendered Space as if the Leases had expired by its terms with respect to the Surrendered Space and Tenant shall be automatically relieved from all further obligations with respect to the Surrendered Space as of the Surrender Date, except as to those obligations in the Leases that expressly survive termination.

10.           Parking.  Throughout the term of the Leases, the Landlord will make available to Tenant one monthly parking pass for each 1,000 rentable square feet of space currently leased by Tenant pursuant to the Leases for use in the One Kendall Square Garage (the “Garage”).  As of the date hereof, Tenant shall have the right to use 158 parking spaces in the Garage based on the square footage for Premises B, Premises A 2007 and Premises A 2008.  Tenant shall have no right to sublet, assign, or otherwise transfer said parking passes except in connection with an assignment of the Leases or sublease of the premises permitted pursuant to the provisions of the Leases.  Said parking passes shall be paid for by Tenant at the then current prevailing rate in the Garage, as such rate may vary from time to time.  The current rate for such passes, as of the date of this Third Amendment, is $200.00 per month.  If, for any reason, Tenant shall fail timely to pay the charge for said parking passes, Landlord shall have the same rights against Tenant as Landlord has with respect to the timely payment of Base Rent hereunder.  Said parking passes will be on an unassigned, non-reserved basis, and shall be subject to reasonable rules and regulations from time to time in force.  Tenant shall have the right, from time to time, upon at least thirty (30) days prior written notice to Landlord, to surrender one or more of such parking passes, and upon such surrender, Tenant shall have no further rights or obligations with respect to such surrendered passes.  As Tenant surrenders portions of the demised premises in accordance with this Third Amendment, Tenant shall also surrender the corresponding parking passes.   During the term of the Leases Landlord agrees to notify Tenant when additional parking spaces become available in the Garage and Tenant shall have the option to utilize such spaces on a month-to-month basis at the then current prevailing rate in the Garage.  The provisions of this Paragraph 10 shall replace all others in the Leases relating to parking spaces in the Garage.

11.           Removal of Signage.  Upon execution of this Third Amendment, Tenant shall commence, at its sole cost and expense,  the removal of any of its signage, if any, from the front entrance, glass awning entrance and the clock tower on Building 1400.  At the expiration of the term of the Leases, Tenant shall remove, at its sole cost and expense, all of its exterior signage, if any, from Building 600.  The removal of such signage shall not damage the premises or Building 1400 or Building 600, as the case may be, and the cost of repairing any damage to the premises or said buildings arising from such removal shall be paid by Tenant.

12.           Decommissioning of Premises.  On or before the date of the expiration of the term for Premises B, Premises A 2007 or Premises A 2008 or the Surrender Date if Landlord exercises its termination option in Paragraph 9 of this Third Amendment, Tenant shall:

a)             Cause those portions of Premises B, Premises A 2007, Premises A 2008 or the Surrendered Space, as the case may be, used for laboratory purposes to be decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public Health for the control of radiation, cause such premises to be released for unrestricted use by the Radiation Control Program of the Massachusetts Department of Public Health for the control of radiation, and deliver to Landlord the report of a certified industrial hygienist or a certified health physicist, as the case may be, stating that he or she has examined such premises (including visual inspection, Geiger counter evaluation and airborne and surface monitoring) and found no evidence that such portion of such premises contains Hazardous Materials, as defined in this Third Amendment, or is otherwise in violation of any Environmental Law, as also defined in this Third Amendment hereof.

b)            Provide to Landlord a copy of its most current chemical waste removal manifest and a certification from Tenant executed by an officer of Tenant that to the knowledge of such officer, after due investigation, no Hazardous Materials or other potentially dangerous or harmful chemicals brought onto such premises from and after the date that Tenant first took occupancy of the premises remain in such premises.

13.           Defined Terms.  As used herein the term “Environmental Law” means collectively all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including, but not limited to, any discharge into the air, surface, water, sewers, soil or groundwater of any Hazardous Materials.  As used herein, the term “Hazardous Materials” means any hazardous or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, specifically including live organisms, viruses and fungi, medical waste, and so-called “biohazard” materials.  The term “Hazardous Materials” includes, without limitation, any material or substance which is (i) designated as a “hazardous substance” pursuant to Section 1311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), (iv) defined as “hazardous substance” or “oil” under Chapter 21E of the General Laws of Massachusetts, or (v) a so-called “biohazard” or medical waste, or is contaminated with blood or other bodily fluids; and “Environmental Law” includes, without limitation, the laws listed in the preceding clauses (i) through (iv).

14.           Systems.  Upon the expiration of the term of the Leases, Tenant shall ensure that all mechanical systems remaining in Premises B, Premises A 2007 and Premises A 2008, including, without limitation, Tenant’s emergency medical and fire systems shall be in good, working order, normal wear and tear excepted as of such premises’ respective term expiration dates..

15.           Segregation of Premises.  In the event Landlord leases any portion of Premises A 2007 after such premises are vacated by Tenant, Tenant and Landlord shall cooperate (a) in separating the vacated premises from the remaining premises still occupied by Tenant with separate demising walls; (b) in ensuring that the tenants leasing such premises have all necessary ingress and egress in and out of the premises as may be required by applicable laws and (c) in ensuring that the vacant space meets applicable code requirements.  Any work required to be completed in Premises A 2007, or in the adjacent premises still occupied by Tenant after vacating Premises A 2007, in order to ensure such compliance and to segregate the vacant space from the occupied space shall be performed by Landlord, at Landlord’s cost, during normal business hours; provided, however, that Landlord shall use reasonable efforts to minimize any disruption to Tenant’s use of its premises.  Subject to the provisions hereof, Tenant agrees to provide Landlord and its contractors with ready access to the remaining premises occupied by Tenant, during normal business hours, to complete such work; provided, however, that Landlord shall use reasonable efforts to minimize any disruption to Tenant’s use of its premises.  Tenant acknowledges and agrees that the operation of the plumbing and electric systems and the furnishing of heating and air conditioning services to the premises still occupied by the Tenant may be temporarily interrupted as a result of the work contemplated in this paragraph.  Landlord shall exercise reasonable diligence to minimize any such interruption, and provided that Landlord exercises such efforts, there shall be no diminution or abatement of rent or other compensation due from Landlord to Tenant as a result of such interruption, nor shall the Leases be affected or any of Tenant’s obligations under the Leases be reduced, and Landlord shall have no responsibility or liability for any such interruption of services or systems provided that Landlord is acting with reasonable diligence as set forth herein.  Landlord, at Landlord’s sole cost and expense, shall be responsible for any damage to Tenant’s property or the premises caused in whole or in part by Landlord’s negligent act or omission relative to the segregation of the premises as contemplated by this paragraph 15.  Notwithstanding any provision to the contrary contained herein, Tenant shall have the right at all times to have an agent or representative of Tenant accompany Landlord, Landlord’s contractors, licensees, agents, servants, employees, invitees or visitors or anyone entering any portion of Premises B, Premises A 2007 or Premises A 2008 at Landlord’s discretion or on Landlord’s behalf.

16.           Removal of Tenant’s Wiring.  Tenant agrees to reimburse Landlord for one-half of the actual cost reasonably incurred by Landlord for the removal of all telecommunications lines and cabling installed by Tenant in Premises B, Premises A 2007 or Premises A 2008, including, without limitation, any such lines and cabling installed in the plenum or risers of Building 600 and/or Building 1400 (“Tenant’s Wiring”).  Landlord shall deliver a written statement to Tenant, providing reasonable detail of the work performed and the costs incurred by Landlord.  In no event shall Tenant’s reimbursement obligation exceed $100,000 in the aggregate.  Landlord shall not commence the removal of Tenant’s Wiring in a particular portion of the premises until after the expiration of the term for the respective portion of the premises.  However, in the event Tenant vacates any portion of Premises B, Premises A 2007 or Premises A 2008 prior to the scheduled expiration date of the term as set forth in this Third Amendment, Landlord shall be permitted to remove Tenant’s Wiring from the vacated space immediately upon Tenant’s surrender of said space to Landlord provided Landlord can complete such removal without unreasonably interfering with Tenant’s business operations in the remaining space occupied by Tenant.

17.           Notices.  For all purposes of the Leases, the notice address for Landlord shall hereafter be as follows: RB Kendall Fee, LLC, One Kendall Square, Cambridge, Massachusetts 02139.  Any notices given to Landlord shall be delivered in accordance with the terms of the Leases to the foregoing address with copies to be delivered in like manner to Landlord, c/o The Beal Companies, LLP, 177 Milk Street, Boston, Massachusetts, Attention: Stephen N. Faber, Vice President and to Sherin and Lodgen, LLP, 101 Federal Street, Boston, Massachusetts 02110, Attention: Peter A. Spellios, Esquire.

For all purposes of the Leases, the notice address for Tenant shall hereafter be as follows:  Genzyme Corporation, MetroWest Summit, 11 Pleasant Street Connector, Framingham, Massachusetts 01701, Attn: Henry Fitzgerald.  Any notices given to Tenant shall be delivered in accordance with the terms of the Leases to the foregoing address with copies to be delivered in like manner to:  Genzyme Corporation, 500 Kendall Street, Cambridge, Massachusetts 02142, Attn: Bob Hesslein, Esq., and to Edwards Angell Palmer & Dodge, 111 Huntington Avenue, Boston, Massachusetts 02199, Attn: Thomas G. Schnorr, Esq.

Notwithstanding any provision in the Leases to the contrary, any notices or other communications under the Leases may be delivered in person, by nationally recognized commercial delivery service, next business day delivery, certified mail with return receipt requested or by registered mail, postage prepaid.

18.           Brokers.  Landlord and Tenant each warrant and represent to the other that they have dealt with no brokers in connection with the negotiation or consummation of this Third Amendment other than Lincoln Property Company and Trammell Crow Company (the “Brokers”) and in the event of any brokerage claim against either party by any person claiming to have dealt with either Landlord or Tenant in connection with this Third Amendment, other than the Brokers, the party with whom such person claims to have dealt shall defend and indemnify the other party against such claim.  Landlord shall pay any commission due the Brokers pursuant to a separate agreement.

19.           In all other respects the Leases shall remain unmodified and shall continue in full force and effect, as amended hereby.  The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Leases, as amended hereby.

[Signatures appear on next page]

IN WITNESS WHEREOF the parties hereto have executed this Third Amendment of Leases on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

LANDLORD:		TENANT:

RB KENDALL FEE, LLC		GENZYME CORPORATION

By:	Beal Kendall LLC, its authorized signatory

By:	/s/ Robert L. Beal	By:	/s/ Mark Bamforth
	Robert L. Beal, its manager	Name:	Mark Bamforth
		Title:	Senior Vice President